Exhibit 99

NEWS RELEASE

Montana-Dakota Utilities Co. signs agreement to purchase power from wind farm expansion

BISMARCK, N.D. - Jan. 3, 2017 - Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc. (NYSE: MDU), today announced it signed a 25-year agreement with a subsidiary of ALLETE Clean Energy (ACE) to purchase the power from a wind farm expansion in southwest North Dakota. The agreement also includes an option for Montana-Dakota to buy the project at the close of construction.

The expansion of Thunder Spirit Wind, located near Hettinger, ND, will boost the combined production at the wind farm to approximately 150 megawatts of renewable energy and will increase Montana-Dakota’s generation portfolio from approximately 20 percent renewables to 25 percent. The original 107.5-megawatt Thunder Spirit Wind project was constructed by ACE and included 43 turbines; it was purchased by Montana-Dakota in December 2015. The expansion includes 13 to 16 turbines, depending on the turbine size selected, and will be constructed by ACE. It is expected to be online in December 2018.

“Our relationship with ACE on the first phase of Thunder Spirit Wind proved to be a winning formula. We are in need of additional energy to meet our growing demands, and with the easements, interconnection to the grid and permits already in place from the first phase of Thunder Spirit Wind, it makes this a great project for Montana-Dakota,” said company President and CEO Nicole Kivisto.

If Montana-Dakota buys the project, the capital will be incremental to the Nov. 22 announcement by MDU Resources regarding the utility group’s capital expenditure forecast of $1.24 billion for 2017 through 2021. Construction costs for the project are estimated to be $85 million.

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including capital expenditure forecasts, estimated construction costs and statements by the president and CEO of Montana-Dakota Utilities, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A - Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q.

About Montana-Dakota Utilities
Montana-Dakota Utilities Co. distributes natural gas and generates, transmits and distributes electricity and provides related services in the northern Great Plains. The company serves approximately 142,700 electric customers and 267,500 natural gas customers in 262 communities in North Dakota, South Dakota, Montana and Wyoming. Montana-Dakota is a division of MDU Resources Group, Inc., which provides essential products and services through its regulated energy delivery and construction materials and services businesses. It is traded on the New York Stock Exchange as “MDU.” For more information about MDU Resources, visit the company’s website at www.mdu.com. For more information about Montana-Dakota, visit www.montana-dakota.com.

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Contacts
Financial: Janelle Steiner, assistant treasurer, 701-530-1031
Media: Mark Hanson, senior public relations representative, 701-530-1093 or mark.hanson@mduresources.com